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UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                                Endosonics Corp.
                     ----------------------------------
                              (Name of Issuer)

                                    COMMON
                     ----------------------------------
                       (Title of Class of Securities)

                                 29264K105
                     ----------------------------------
                              (CUSIP Number)

Check the following box if a fee is being paid with this statement. /X/ (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))



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CUSIP No.  29264K105                 13G
           ---------

-------------------------------------------------------------------------------
 1 Names of Reporting Person.  S.S. or I.R.S. Identification No. of Above
   Person

                                WELLS FARGO BANK, N.A.
-------------------------------------------------------------------------------
 2 Check the Appropriate Box if a Member     (a)  / /
   of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 3 SEC Use Only

-------------------------------------------------------------------------------
 4 Citizenship or Place of Organization
                                                    U.S.A.
-------------------------------------------------------------------------------
Number of Shares              5 Sole Voting
 Beneficially                     Power
                                                    597,800
 Owned by                    --------------------------------------------------
 Each Reporting               6 Shared Voting
 Person With                      Power
                                                      9,000
                             --------------------------------------------------
                              7 Sole Dispositive
                                  Power
                                                    619,589
                             --------------------------------------------------
                              8 Shared Dispositive
                                  Power
                                                      7,500
-------------------------------------------------------------------------------
 9 Aggregate Amount Beneficially Owned by Each Reporting Person
                                                     627,089
-------------------------------------------------------------------------------
10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row (9)
                                                       5.0%
-------------------------------------------------------------------------------
12 Type of Reporting Person*
                                                        Bank
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!


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                          SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549

                                    Schedule 13G
                      Under the Securities Exchange Act of 1934
-------------------------------------------------------------------------------

Item 1(a).     NAME OF ISSUER:

               Endosonics Corp.

Item 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               6616 Owens Drive
               Pleasanton, CA  94588

Item 2(c).     NAME OF PERSON FILING:

               Wells Fargo Bank, National Association

Item 2(b).     ADDRESS OR PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               464 California Street
               San Francisco, California  94163

Item 2(c).     CITIZENSHIP:

               U.S.A.

Item 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock

Item 2(e).     CUSIP NUMBER:

               29264K105

Item 3. THE PERSONS FILING THIS SCHEDULE, PURSUANT TO PARAGRAPH 240.13d-1(b) ARE A:

               (b)  (X)  Bank as defined in Section 3(a)(6) of the Act.

Item 4.        OWNERSHIP:

               See items 5-11 of cover page.

Item 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               Not applicable.


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Item 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               The shares reported are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not applicable.

Item 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not applicable.

Item 9.        NOTICE OF DISSOLUTION OF GROUP:

               Not applicable.

Item 10.       CERTIFICATION:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

               SIGNATURE:

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



    2-6-96                         By:  /s/ Guy Rounsaville, Jr.
--------------------                   -------------------------
     Date                               GUY ROUNSAVILLE, JR.
                                        Executive Vice President,
                                        Chief Counsel and Secretary
                                        WELLS FARGO BANK, N.A.



    2-6-96                         By:  /s/ Guy Rounsaville, Jr.
--------------------                   -------------------------
      Date                              GUY ROUNSAVILLE, JR.
                                        Executive Vice President,
                                        Chief Counsel and Secretary
                                        WELLS FARGO AND COMPANY